Exhibit 5.2

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

Carnival plc
Carnival House
5 Gainsford Street London
SE1 2NE

Carnival Corporation
3655 NW 87th Avenue
Miami
FL 33178-2428

6 December 2012

Dear Sirs

REGISTRATION STATEMENT ON FORM S-3 ASR

INTRODUCTION

1.     In connection with the joint registration statement dated 6 March 2012 (the Registration Statement) under the Securities Act 1933 (the Act) on Form S-3ASR of Carnival Corporation, a corporation organised under the laws of the Republic of Panama (Carnival Corporation) and Carnival plc, a public limited company incorporated under the laws of England and Wales (the Company), we have been requested to render our opinion on certain matters in connection with the issuance of certain securities which are registered under the Registration Statement.

2.     The Registration Statement relates to the registration under the Act of the issuance of, inter alia, Carnival Corporation’s senior debt securities consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency (the Senior Debt Securities) and a guarantee by the Company of Carnival Corporation’s contractual monetary obligations under the Senior Debt Securities pursuant to sections 15.1 and 15.2 of the Base Indenture and the Supplemental Indenture, as applicable (each as defined below) (the Company’s Guarantee).

3.     We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	a copy of the Underwriting Agreement dated 29 November 2012 relating to the sale of up to $500,000,000 of Carnival Corporation’s 1.875 % Notes due 2017 (such Notes constituting

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Senior Debt Securities) (the Notes), guaranteed by the Company (the Notes together with the guarantees thereof being the Securities) (the Underwriting Agreement);

(b)	a copy of the indenture dated 6 December 2012 between the Company, Carnival Corporation and U.S. Bank National Association (the Base Indenture) as supplemented by the Supplemental Indenture, dated as of 6 December 2012 (the Supplemental Indenture and, together with the Base Indenture, the Indenture);

(c)	the Securities issued on 6 December 2012;

(d)	a copy of the Registration Statement;

(e)	a copy of the prospectus supplement relating to the Securities dated 29 November 2012 (together with the base prospectus included in the Registration Statement, the Prospectus);

(f)	a copy of the current Memorandum and Articles of Association of the Company in force as at 6 December 2012;

(g)	a copy of the Company’s Certificate of Incorporation dated 19 July 2000 issued by the Registrar of Companies of England and Wales;

(h)	a search carried out on 6 December 2012 (carried out by us or by ICC Information Ltd. on our behalf) of the public documents of the Company kept at the Registrar of Companies of England and Wales (the Company Search);

(i)	an extract of minutes of a unanimous written consent of the offering committee of the Company and Carnival Corporation dated as of 29 November 2012 authorising entry into the Underwriting Agreement, the Indenture, the Prospectus and the taking of any actions required by the related transaction or the issuance and sale of the Securities;

(j)	an extract of minutes of a meeting of the board of directors of the Company and Carnival Corporation held on 8 October 2012 approving, inter alia, the entry into the Indenture and the issuance and sale of Carnival Corporation debt securities guaranteed by Carnival plc in the United States from time to time;

(k)	a certificate issued to us by the corporate counsel of the Company dated 6 December 2012 (the Certificate),

(together, the Documents) and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

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ASSUMPTIONS

4.     In considering the Documents and rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)	Certificates: that each of the statements contained in the Certificate is true and correct as at the date hereof;

(e)	Indenture: that the Indenture shall be duly authorised, executed and delivered by each of the parties thereto (other than the Company) in accordance with all applicable laws;

(f)	Binding nature of Company’s Guarantee: that the Company’s Guarantee will constitute legal, valid and binding obligations of the Company thereto enforceable under all applicable laws including the laws of the State of New York by which they are expressed to be governed (other than in the case of the Company, the laws of England);

(g)	Arms length nature of Company’s Guarantee: that the Company’s Guarantee will be entered into for bona fide commercial reasons and on arms length terms by each of the parties thereto;

(h)	Performance of Company’s Guarantee: that the Company’s Guarantee will be performed in accordance with its terms;

(i)	Authorisation of Company’s Guarantee: that the directors of the Company in authorising execution of the Company’s Guarantee will exercise their powers in accordance with their duties under all applicable laws and the Memorandum and Articles of Association of the Company;

(j)	Delivery of Company’s Guarantee: that the Company’s Guarantee will be delivered by the Company;

(k)	Company Search: that the information revealed by the Company Search: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and

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included all relevant information which had been properly submitted to the Registrar of Companies;

(l)	Winding-Up Enquiry: that the information revealed by our oral enquiry on 6 December 2012 of the Central Registry of Winding-Up Petitions (the Winding-Up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered;

(m)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(n)	Anti-terrorism, money laundering: that the parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

(o)	Board Meetings: that all meetings of the board of directors of the Company required by law or regulation or pursuant to the provisions of the Memorandum and Articles of Association of the Company were properly constituted and convened, quorate throughout and properly held and the extract of the minutes of that meeting referred to in paragraph 3(j) above is a true and accurate description of the resolution passed at that meeting and the resolution remains in force and has not been revoked, rescinded or amended and is in full force and effect and that all applicable provisions contained in the Companies Act 1985 and the Companies Act 2006 and the Articles of Association of the Company relating to the disclosure of directors’ interests and the power of interested directors to vote at such meetings were duly observed;

(p)	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

(q)	Representations: that the representations and warranties by the parties in the Documents in any case (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Documents have been and will be observed and performed by the parties thereto;

(r)	Directors’ powers: that the directors of the Company in authorising execution of the Underwriting Agreement, the Indenture, the Prospectus and the Securities have exercised their powers in accordance with their duties under all applicable laws and the Memorandum and Articles of Association of the Company;

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(s)	Insolvency: that in respect of each of Carnival Corporation and the Company, as applicable, at the time of the issue and sale of the Securities: (i) no proposal had been made for a voluntary arrangement, and no moratorium had been obtained under the Insolvency Act 1986 or any preceding or equivalent legislation; (ii) no notice had been given in relation to any voluntary winding-up resolution, nor any such resolution passed; (iii) no application had been made or petition presented to a court, and no order had been made by a court, for the winding-up or administration of the Company or Carnival Corporation, and no step had been taken to dissolve the Company or Carnival Corporation; (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer had been appointed in relation to either the Company or Carnival Corporation or any of their assets or revenues, and no notice had been given or filed in relation to the appointment of such an officer; and (v) no insolvency proceedings or analogous procedures had been commenced in any jurisdiction outside England and Wales; and

(t)	that all other consents, licences, approvals, notices, filings, recordations, publications and registrations required by law or regulation or pursuant to the provisions of the Memorandum and Articles of Association of the Company have been made or obtained, or will be made or obtained within the period permitted or required by such laws, regulations or provisions.

OPINION

5.     Based and relying solely upon the foregoing and the matters set out in paragraphs 6 and 7 below and excluding any matters not disclosed to us, we are of the opinion that:

(a)	the Company has been duly incorporated and registered in England and Wales as a public limited company and the Company Searches revealed no order for the winding-up of the Company and revealed no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator and our Winding-Up Enquiries have confirmed that no petition for the winding-up of the Company has been presented within the period of six months covered by such enquiries;

(b)	the Guarantee and the Indenture have been duly executed and delivered by the Company; and

(c)	the Company had the corporate power and capacity (which has not been revoked) to enter into, deliver and perform its obligations under the Company’s Guarantee and the Indenture and the execution, delivery and performance of the Company’s Guarantee and the Indenture has been duly authorised by all necessary corporate actions on the part of the Company and the execution, delivery and performance of the Company’s Guarantee and the Indenture does not violate the Memorandum and Articles of Association or any other relevant organizational documents of the Company or the laws of England and Wales applicable thereto.

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QUALIFICATIONS

6.     Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)	Winding-Up Enquiry: the Winding-Up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately;

(ii)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if

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such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-Up Petitions;

(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-Up Petitions may not have records of winding-up petitions issued prior to 1994;

(c)	no opinion is given as to whether or not any court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

(d)	we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law; and

(e)	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time.

OBSERVATIONS

7.     We should also like to make the following observations:

(a)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to the Registration Statement or any other document referred to herein, or that no material facts have been omitted therefrom;

(b)

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom.

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8.     This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law.

9.     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

10.     This opinion is given to you for your benefit and for the purposes of the Registration Statement. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an exhibit to the Registration Statement.

GOVERNING LAW AND JURISDICTION

11.     This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

12.     The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP